Exhibit 99.1

Starwood Property Trust Expands Board of Directors with Appointment of Fred Perpall

- Increases Independent Board Members to Six -

GREENWICH, Conn., August 20, 2020 /PRNewswire/ -- Starwood Property Trust, Inc. (NYSE: STWD) (“the Company”) today announced that the Company has appointed Fred Perpall as an independent director to its Board of Directors. Mr. Perpall will stand for election to the Board at the 2021 annual meeting of shareholders. With the addition of Mr. Perpall, the Board expands to eight members, six of whom are independent.

“We continue to work to expand our Board commensurate with the growth of Starwood’s platform, and we remain committed to strong governance and most importantly, to independent and diverse perspectives. Fred brings deep leadership experience as well as real estate acumen, and we will benefit greatly with his addition to our Board,” commented Barry Sternlicht, Chairman and CEO of Starwood Property Trust.

“In order to ensure our leadership is most effective, we are committed to adding high caliber individuals to serve on our Board. Our Board and executive team will benefit from Fred’s fresh insight as we continue to grow our business and drive long term shareholder value,” stated Richard D. Bronson, Lead Independent Director.

“I am excited to join Starwood Property Trust’s Board. Starwood continues to be a global leader in commercial real estate, residential real estate and infrastructure finance, and I look forward to contributing to the Company’s long term growth,” stated Mr. Perpall.

Fred Perpall is the chief executive officer of The Beck Group, one of the world’s largest integrated design-build firms. Mr. Perpall is a registered architect, and leads the firm’s domestic and international design, planning and construction business. Within the Dallas community, he is Chairman of the Dallas Citizens Council and serves as a Director for Triumph Bancorp. He also serves on the Board of Councilors for The Carter Center, a member of the United States Golf Association Executive Committee, and, most recently, co-chair of Dallas’ COVID-19 Economic Recovery Task Force. Mr. Perpall is also a member of the American Institute of Architects College of Fellows, an alumnus of Harvard Business School’s Advanced Management Program and a former Americas Fellow at The Baker Institute at Rice University. Mr. Perpall received his undergraduate and master’s degrees in Architecture from the University of Texas at Arlington.

About Starwood Property Trust, Inc.

Starwood Property Trust (NYSE: STWD), is a leading diversified finance company with a core focus on the real estate and infrastructure sectors. An affiliate of global private investment firm Starwood Capital Group, the Company has successfully deployed over $63 billion of capital since inception and manages a portfolio of over $17 billion across debt and equity investments. Starwood Property Trust's investment objective is to generate attractive and stable returns for shareholders, primarily through dividends, by leveraging a premiere global organization to identify and execute on the best risk adjusted returning investments across its target assets. Additional information can be found at www.starwoodpropertytrust.com.

Contact:
Zachary Tanenbaum

Starwood Property Trust

Phone: 203-422-7788

Email: ztanenbaum@starwood.com